Exhibit 99.B(11)

May 1, 2015

Voya Variable Portfolios, Inc.
7337 East Doubletree Ranch Road, Suite 100
Scottsdale, Arizona 85258

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form N-14 (the “Registration Statement”) being filed today by Voya Variable Portfolios, Inc. (the “Company”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by Voya Global Value Advantage Portfolio, a series of the Company (the “Acquiring Portfolio”), of all the assets of VY® DFA World Equity Portfolio (the “Acquired Portfolio”), a series of Voya Investors Trust, and the issuance of Advisor Class, Class I and Class S shares of beneficial interest of the Acquiring Portfolio in connection therewith (collectively, the “Shares”), all in accordance with the terms of the Agreement and Plan of Reorganization dated March 12, 2015, by and between the Company, on behalf of the Acquiring Portfolio and Voya Investors Trust, on behalf of the Acquired Portfolio (the “Agreement and Plan of Reorganization”), in substantially the form included as Appendix A to the prospectus/proxy statement that is part of the Registration Statement.

In connection with this opinion, we have examined the form of Agreement and Plan of Reorganization. We have examined such certificates, documents, and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

We have assumed, for the purposes of this opinion, that, prior to the date of the issuance of the Shares, the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto in the form included as Appendix A to the prospectus/proxy statement that is part of the Registration Statement and will constitute a legal, valid, and binding obligation of the Company, on behalf of the Acquiring Portfolio.

Based upon and subject to the foregoing, we are of the opinion that the issuance and sale of the Adviser Class, Class I, and Class S shares of the Acquiring Fund pursuant to the Agreement and Plan of Reorganization has been duly authorized by all necessary corporate action on the part of the Company and that, when issued in accordance with the terms of the Agreement and Plan of Reorganization, such Shares will be validly issued, fully paid, and nonassessable.

In rendering the opinion expressed herein, we have, with your approval, relied solely on the opinion, dated the date hereof, of Ober, Kaler, Grimes & Shriver insofar as such opinion relates to the laws of the State of Maryland (subject to all of the assumptions and qualifications to which such opinion is subject), and we have made no independent examination of the laws of that jurisdiction. We are providing a copy of that opinion together with this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Company in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/Ropes & Gray LLP

Ropes & Gray LLP